Exhibit 99.2

Final Transcript

Customer: Seacoast Banking Corporation

Call Title: Fourth Quarter Earnings

Confirmation Number: 46245307

Host: Dennis Hudson

Date: January 26, 2018

Time/Time Zone: 9:00 am Central Time

SPEAKERS

Dennis Hudson - Chairman and Chief Executive Officer

Chuck Shaffer - Chief Financial Officer and Head of Strategy

Chuck Cross - Commercial Banking Executive

Jeff Lee - Chief Marketing and Analytics Officer

ANALYSTS

Stephen Scouten - Sandler O'Neill

Michael Young - SunTrust

Steve Moss - B. Riley FBR

David Feaster - Raymond James

Jeff Cantwell - Guggenheim Securities

Nancy Bush - NAB Research

PRESENTATION

Operator: Welcome to the Seacoast Fourth Quarter Earnings Conference Call. My name is Ellen and I will be your operator for today’s call. At this time all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. [Operator Instructions].

Before we begin, I have been asked to direct your attention to the statement contained at the end of the press release regarding forward-looking statements. Seacoast will be discussing issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act, and their comments today are intended to be covered within the meaning of that act. Please note that this conference is being recorded.

Confirmation Number: 46245307

January 26, 2018 at 9:00 am Central Time

I will now turn the call over to Mr. Dennis Hudson, Chairman and CEO, Seacoast Bank. Mr. Hudson, you may begin.

Dennis Hudson: Thank you very much. Good morning, everybody and thank you for joining the Seacoast Fourth Quarter and Full Year 2017 conference call. Our press release, which we distributed yesterday after the market close, and our investor presentation can be found on the Investor portion of our website under the title Presentations.

Chuck Shaffer, our Chief Financial Officer and Head of Strategy, is with us here today, and will discuss our financial and operating results. Julie Kleffel, our Community Banking Executive; Chuck Cross, our Commercial Banking Executive; David Houdeshell, our Risk and Credit Officer; and Jeff Lee, our Chief Marketing and Analytics Officer are also on the call with us here today.

Two thousand and seventeen was an outstanding year for Seacoast. We find time and time again that our balanced growth strategy, which includes investing in organic growth while completing sound acquisitions, continues to be effective in unlocking significant value within our banking franchise.

This prudent approach to M&A has enabled us to enter the Tampa market, as well as strengthen our position in South Florida. We are executing on our ambitious growth initiatives without losing focus on cost controls and prudent risk management. We made significant progress towards the operating goals we outlined last February as part of our Vision 2020.

For the full year, Seacoast generated adjusted net revenue of $220 million, an increase of 24%, and achieved $55.3 million in adjusted net income, an increase of 42%, compared to the prior year. We reported $1.28 in adjusted earnings per share, meeting our target range despite the impact of Hurricane Irma.

Confirmation Number: 46245307

January 26, 2018 at 9:00 am Central Time

We also delivered meaningful shareholder value, increasing our tangible book value per share to $11.15 from $9.37 last year. That’s an increase of 19%. I also want to point out that we are remaining true to our credit guardrails and preserving the granularity of our loan portfolio. Maintaining a risk profile that is well below the industry average, is core to achieving our strategic objectives.

We also believe that our scalable credit process coupled with our low-cost deposit franchise is the foundation for sustainable future returns. During the fourth quarter we saw a moderation in loan growth in-line with the rest of the industry and primarily the result of the lingering effects of Hurricane Irma. That said, we view any short-term moderation as a speed bump and I’m confident that over the long term we will drive strong and consistent loan growth aided by our expanding footprint across the strongest MSAs in the State of Florida.

In the fourth quarter, we continued our M&A approach to balanced growth, closing the acquisition of Palm Beach Community Bank and expanding our presence in Palm Beach County. We also closed on the acquisition of NorthStar Bank, our second acquisition in Tampa, which is Florida’s second largest MSA. The convergence of both of these institutions is now complete, and it proceeded very smoothly.

We are generating good traction with our new customers. We have high expectations in both regions as we follow our Orlando playbook. As you know, we have leveraged three thoughtful acquisitions and organic growth to become a top 10 bank in Orlando. The Orlando market is an excellent example of our proven track record of retaining customers and generating organic growth to build on our acquisitions. We are following that same template in Tampa by building on our GulfShore and NorthStar acquisitions, which are now operating under the Seacoast umbrella.

Confirmation Number: 46245307

January 26, 2018 at 9:00 am Central Time

We are making good on the commitments extended during our Investor Day last February. We are focused on improving how we sell, lowering our costs to serve our customers and lowering our operating costs.

On the cost side, we are well on our way to our previously announced goal of closing 20% of our locations in the next 24 to 36 months, including five branches in 2017 and another two to three branches targeted over the next two years. In addition, we are consolidating three locations as part of the acquisitions of NorthStar and Palm Beach Community Bank.

As I look at our business today, I see tremendous potential to go further, driving both top and bottom line growth while continuing to deliver exceptional customer service. To do so, we will continue to invest in the business, including our digital transformation, as well as expansion.

We anticipate that additional financial resources from the tax cut will be utilized to accelerate our momentum towards our previously announced 2020 objectives. Speaking of the tax cut, we see the significant legislation as a major positive for fueling growth throughout the state and we’re primed to take advantage of the opportunity for years to come.

In closing, let me share four thoughts. First, we’re firing on all cylinders as it relates to our 2020 targets. We have the right balanced growth strategy in place, and we’re optimistic about the opportunities for continued value creation.

Second, our ongoing organic investments in digital and analytic initiatives have yielded significant improvements in how we go to market and efficiently serve our customers. We will continue investing to innovate our banking platform and believe there is still significant value to be unlocked for customers and shareholders.

Confirmation Number: 46245307

January 26, 2018 at 9:00 am Central Time

Third, our position in key Florida markets continues to provide a long runway for future growth and sustained momentum. We will continue to prudently identify acquisition opportunities to expand our footprint within key markets.

And finally, I want to sincerely and enthusiastically thank our associates; their incredible work ethic and passion, especially in the aftermath of Irma, has made all of this possible. We look forward to continuing to grow together in 2018.

And with that, I’d like to ask Chuck to review our quarterly and annual results, as well as provide additional detail regarding our long-term objectives. Chuck?

Chuck Shaffer: Thank you, Denny, and thank you all for joining us this morning. As I provide my comments, I’ll reference the fourth quarter earnings slide deck, which can be found at seacoastbanking.com.

Starting with Slide 5, we had an outstanding year, executing on our strategy and driving strong financial performance. Adjusted net revenue increased 24% year-over-year to $220 million and adjusted net income was up 42% to $55.3 million. Sequentially, adjusted net revenue increased 4% or $2.4 million and adjusted net income was up 14% or $2.1 million. We overcame disruptive challenges from hurricanes and generated $1.28 of adjusted earnings per share, a 23% increase from the prior year.

Adjusted return on tangible common equity ended the quarter at 13.5%, adjusted return on tangible assets was 1.23%, and the adjusted efficiency ratio declined to 52.6%. All three metrics improved significantly year-over-year, and this improvement demonstrates material progress towards our Vision 2020 objectives.

Confirmation Number: 46245307

January 26, 2018 at 9:00 am Central Time

Additionally, we increased our tangible book value per share, as Denny mentioned, by 19%, from $9.37 to $11.15 per share at year-end.

Looking back at our results over the past year, there is clear evidence that our balanced growth strategy, a combination of both organic growth and accretive acquisitions, created meaningful value for shareholders. Early in 2017 we engaged in an equity transaction that included the issuance of $50 million of new equity to support growth, and during the year this capital was employed productively, offsetting the initial EPS dilution from the share issuance. Some of this capital was used to close on three accretive acquisitions, extending the Seacoast franchise into Tampa with the GulfShore and NorthStar purchases and strengthening our presence in South Florida with the Palm Beach Community Bank acquisition.

Turning to Slide 6, four notable items affected the fourth quarter and full year results. First, as a result of the Tax Cuts and Jobs Act Legislation, the federal corporate tax rate was reduced from 35% to 21%, requiring the company to write-off $8.6 million of its net deferred tax asset. However, the company’s effective tax rate will meaningfully benefit from the change in rate and will decline from 35.1% to approximately 23.1% starting January 1, 2018. We will recover the write-off in less than one year and the change in effective rate will yield an 18% benefit to earnings per share.

Second, our results in the third and fourth quarter were impacted by the hurricanes that affected this area in the fall. These impacts included additional expenses associated with recovery efforts, waived service charges and fees, a charge-off associated with a single Caribbean exporter, and fairly widespread business disruption. A rough estimate of the impact is approximately $0.02 in the form of both revenue and expense. But as a reminder, we’ve only excluded $0.01 from our adjusted results in the third quarter, representing only the expense impact from the recovery efforts associated with the storm. For further details, please reference the GAAP to non-GAAP reconciliation on Slide 19.

Confirmation Number: 46245307

January 26, 2018 at 9:00 am Central Time

Third, during the fourth quarter we sold 200,000 shares of Visa Class B purchased during the first quarter of 2017, and as a result recognized a one-time pre-tax gain of $15.2 million. This share sale more than offset the write-down of the deferred tax asset and replenished cash at the holding company, adding $21 million.

And lastly, I’m pleased to report that we closed on both NorthStar and Palm Beach Community Bank transactions during the quarter, and as a result we recorded $6.8 million in merger-related charges, primarily change in control payments, legal and investment banking fees, and contract termination penalties. Both integrations are now fully complete, other than the closure of two retail locations.

On to Slide 7. Looking more deeply at the quarter, net interest income was up $2.5 million sequentially, and the net interest margin was down three basis points sequentially. The sequential increase in net interest income was primarily the result of growth in the balance sheet associated with the two acquisitions, while the decline in net interest margin was a result of higher deposit rates associated with the consolidation of the two acquisitions and re-pricing of a few public fund relationships. Additionally, the loan yield declined modestly from the prior quarter, primarily the result of less non-cash accretion. Due to Hurricane Irma, a significant amount of loan closings did not occur until mid-to-late December, affecting the mix of average earning assets. Looking forward, we expect the net interest margin to be in the mid-370s for the first quarter, and then expand to the high 370s by year-end. This assumes a 25-basis point rate increase in June and another increase in December. This also includes approximately 12 basis points of net non-cash accretion, which will remain variable as we move forward.

We remain asset sensitive, with a 25-basis point increase in the Federal Funds rate resulting in approximately $0.02 per share increase in earnings on an annualized basis, and three to four basis points improvement in net interest margin.

Confirmation Number: 46245307

January 26, 2018 at 9:00 am Central Time

Moving to Slide 8. Adjusted non-interest income declined slightly from the prior quarter and is up $1.5 million from the prior year. Mortgage banking for the quarter included $477,000 gross premium fees, the result of $28.4 million of mortgages originated in prior periods. The continued higher results in other income is a result of pricing changes implemented in the second quarter of this year, increased demand for interest rate swaps by our commercial borrowers and gains on sale from SBA related production. Looking forward, we expect swap-related income and the gain on sale from SBA related production to continue to improve as we move forward in 2018. And lastly, there was an increase in interchange income, the result of continued focus on spend in our debit card program.

Moving on to Slide 9. Adjusted non-interest expense was down $1.4 million sequentially and up $2.6 million from the prior year. The sequential decrease was primarily the result of an adjustment to performance-based incentives.

The adjusted non-interest expense to tangible asset ratio declined 2.24% for the quarter, down from 2.56% from the prior quarter. Looking forward to the first quarter of 2018, we expect the adjusted non-interest expense to be approximately $35.5 million to $36.5 million. This includes the full impact of NorthStar and Palm Beach Community Bank and a return to normalized accruals for incentives and seasonal compensation associated with 401(k) and FICA expenses, and excludes the amortization of intangible assets, which is approximately $1 million per quarter.

As the year progresses we will evaluate the appropriate timing to invest into growth-oriented activities, a benefit that is provided by the Tax Cuts and Jobs Act of 2017. As greater clarity of these investments and market growth materializes we’ll provide further updates on our progress and expected outcomes.

Confirmation Number: 46245307

January 26, 2018 at 9:00 am Central Time

Finally, we recorded a $20.4 million income tax provision in the fourth quarter of 2017, and this includes an $8.6 million charge for the write-down of the deferred tax assets. Looking ahead, we expect our effective tax rate to be approximately 23.1% in 2018.

Moving to Slide 10, our adjusted efficiency ratio decreased to 52.6% during the quarter. Removing the effect of a one-time adjustment to performance compensation, the efficiency ratio would be approximately 55%, in-line with the previous guidance. We expect this ratio to continue to improve in 2018, excluding the seasonal impacts of the first quarter. Our target for 2018 is to exit the year with an adjusted efficiency ratio in the low 50s. This outcome will be the result of continued progress in creating positive operating leverage by investing in growth-oriented revenue while managing out unproductive expenses.

Turning to Slide 11, loan outstandings increased $432 million during the quarter, excluding the impact of $28.4 million conforming mortgage sale and the two acquisitions, loans grew organically $55 million, or 6% annualized. Excluding acquisitions, organic loan outstandings grew 10% over the prior year.

Looking forward, we expect loan production will continue to reflect the underpinnings of a strong forward economy, supported by the Tax Cuts and Jobs Act and continued customer receptivity to our relationship and convenience-based approach to helping meet client needs. Early conversations with our business customers lead us to believe that the tax cut will stimulate growth-oriented investments in the near term, and we expect loan growth in the low teens. The loan yield will increase by 10 to 12 basis points assuming two 25 basis point rate increases in June and December. And this includes non-cash accretion, which will remain variable as we move forward.

Confirmation Number: 46245307

January 26, 2018 at 9:00 am Central Time

Turning to Slide 12, deposit outstandings grew $480 million quarter-over-quarter and were up $1.1 billion from the prior year. Excluding the impact of acquired deposits, total deposits increased 4% year-over-year. Rates paid on deposits increased 7 basis points to 29 basis points quarter-over-quarter, reflecting the lag effect of rise in short-term rates, as well as the two deposit portfolios acquired from NorthStar and Palm Beach Community Bank. Looking ahead, we expect year-over-year deposit growth of approximately 6% and modest increases in deposit rates paid to customers as we compete more aggressively for funding.

Turning to Slide 13. Credit quality continues to be strong, benefiting from rigorous credit selection that emphasizes through the cycle orientation and builds on customer relationships and well understood known markets and sectors, as well as maintaining a diversity in loan mix and granularity. The overall allowance for total loans was 71 basis points at quarter-end, down 6 basis points from the prior quarter, due to the acquisition of both loan portfolios from Palm Beach Community Bank and NorthStar. In the non-acquired loan portfolio, the ALLL ended the quarter at 90 basis points of loan outstandings, down one basis point from the prior quarter.

Our allowance for loan losses to nonperforming non-acquired loans during the quarter was 238%, compared to 237% in the prior quarter, and non-performing loans continue to be nominal, totaling only $18 million. Net charge-offs were $1.3 million for the quarter. Included in the quarter’s charge-offs was $0.6 million associated with a commercial borrower whose Caribbean export business was significantly impacted by this seasons hurricanes. The full year net charge-off ratio of 4 basis points is well below our normalized through the cycle loss rate, and we expect credit losses to remain benign, supported by the strength of the U.S. and Florida economic environment in combination with the tax reform. However, over time we do expect credit losses to return to more normalized levels, and for 2018 we forecast near-term net charge-offs between 5 and 10 basis points. The provision for loan losses will continue to be influenced by loan growth.

Confirmation Number: 46245307

January 26, 2018 at 9:00 am Central Time

Turning to Slide 14. Our capital position remains strong. The common equity Tier 1 capital ratio was 13.6%, the total risk-based capital ratio was 14.2%, and the Tier 1 leverage ratio was 10.6% at December 31, 2017. The tangible common equity to tangible asset ratio was 9.4% at quarter-end, providing capital for additional growth in 2018.

With that, let me now address our Vision 2020 objectives on Slide 15. We are confident in our ability to meet our targets laid out in 2017. As a reminder, we targeted a return on assets of 1.30% plus, return on tangible common equity of 16% plus, and an efficiency ratio below 50. Generally speaking, there is a clear computational benefit of the change in tax rate to return on assets and return on tangible common equity. The change in tax rate has no mathematical effect on efficiency ratio.

We expect the enactment of the Tax Cuts and Jobs Act of 2017 will fuel long-term growth in Florida, and we plan to capitalize on this opportunity. The additional financial resources provided by the Tax Cuts will provide the company the ability to make further strategic investments to accelerate our earnings momentum. Also, of note, the company will create greater capital moving forward, the result of a lower tax rate than previously modelled. However, the real benefit of the tax rate change will come in the form of greater growth in our markets and the prudent use of the financial resources the tax cut provides the company. Over time, we’ll continue to update our targets, as greater clarity of both our investments and our local market’s reactions to the tax cut materializes.

To conclude, we’re exiting 2017 with a tangible common equity to tangible asset ratio of 9.4%, a loan to deposit ratio of 83%, and a cost to deposit ratio of 29 basis points. The combination of a well-capitalized balance sheet and low-cost funding will allow us to fund accretive growth in the coming years. And in summary, we remain well-positioned to achieve our strategic and financial objectives and are positioned in the fastest growing markets in Florida, which will lead to solid organic growth, while inorganic growth from M&A opportunities remain available across our target markets.

We look forward to your questions. I’ll turn the call back over to Denny.

Confirmation Number: 46245307

January 26, 2018 at 9:00 am Central Time

Dennis Hudson: Thank you, Chuck. And we’d be pleased to take a few questions now, Operator.

Operator: Thank you. We will now begin the question and answer session. [Operator Instructions]. Our first question is from Stephen Scouten with Sandler O'Neill.

Stephen Scouten: Hi guys, good morning. How are you doing?

Dennis Hudson: Hi Steve.

Stephen Scouten: Question here, as it regards NIM, Chuck, I think I understood your forward guidance three to four BIPS on each rate hike, it kind of gets us mid-370s to maybe high to mid-370s by year-end. My question I guess is relative to this quarter, was there anything unique or surprising that led the NIM down? I was thinking it was going to be up quarter-over-quarter based off what was said in 3Q, or is that just the moving parts around the two deals coming on and just some nuances there?

Chuck Shaffer: Yes, you’re correct, and we guided to the mid-370s on last quarter's call. I think the quarter was noisy with the hurricanes. A lot of the loan production we thought would get booked early in the quarter got delayed to late in the quarter, so if you are going to look at something unique, that was the unique activity during the quarter. And we did have a couple of public fund relationships that raised their hand and kind of asked to be re-priced and that came through during the quarter as well.

Stephen Scouten: Okay. That’s helpful. Actually maybe following up on that public funds, what are the balances of the public funds you have currently? Are yours priced in that, I guess what I'm hearing from most people is like 150, 160 today? Is that pretty fair?

Confirmation Number: 46245307

January 26, 2018 at 9:00 am Central Time

Chuck Shaffer: Yes, I don't have the number in front of me on the balance of public funds, Stephen. I’ll send it to you. If you look in our earnings release on the slide with core customer funding it breaks it out, I don’t have to add the number up here in front of me, but it’s there available to you.

Stephen Scouten: Okay, great. And that pricing, is it kind of that 150, 160 still, or are you guys able to, I don’t know, mitigate that in any way?

Chuck Shaffer: It’s a mix. If you look at our public fund relationships, many of them go back for years and are mostly related to our legacy franchises in the treasure coast, and so in many cases we’re below that.

Dennis Hudson: We’re below that because of the mix. We have big operating accounts for a lot of these entities and we lean more into the operating accounts and less into the, if you will, investment side.

Chuck Shaffer: Exactly. And I would say, going forward this is not a target market for us, so we’re not out competing for those public fund relationships. So, I don't view that as a competitive issue for us.

Stephen Scouten: Okay, that's great. That's helpful. Okay. Super. And maybe like I guess holistically around tax reform, you gave some guidance there for what you think expenses will be in 1Q 2018. I guess as we think about, one, around that expense guidance, how much remaining leverage would come from the two deals, any cost savings to come out of those?

And then secondarily, as you think about expenses on the longer term and investments from the tax savings that you mentioned, how much do you think can drop to the bottom line, or how much of that do you think gets reinvested?

Confirmation Number: 46245307

January 26, 2018 at 9:00 am Central Time

Chuck Shaffer: If you look at the run rate for expenses we provided for Q1, I think that’s a reasonable look at a quarter-by-quarter for the full year as we move forward. We talked about last quarter, the $4.5 million in investments we were going to make, and that’s baked into that number. So, as we move forward, we will provide further guidance on investments. When we do make those investments, they’ll be back half of the year weighted and we’ll provide guidance on what we think the revenue impact of that would be.

So, the short answer in the short-term is the bulk of the tax rate change will fall to the bottom line.

Stephen Scouten: Okay, great. Well I’ll let some other people hop on. Thanks, guys.

Operator: The next question is from Michael Young with SunTrust.

Michael Young: Hi. Good morning.

Chuck Shaffer: Hi, Michael.

Michael Young: Maybe as a follow-up just on the efficiency ratio guide, it kind of feels like you’re going to exit the year next year with about the same level as where you are this year. Can you talk about maybe the puts and takes there on what’s getting you back to level year-over-year?

Chuck Shaffer: Yes, sure. If you adjust out the performance-based compensation accrual adjustment at the end of the year, we exited the year in the mid 50's. So, on a sort of comparable basis, we expect to exit 2018 in the low-50s, which is in-line with our Vision 2020 objectives and keeps us on track with what we laid out at Investor Day.

Confirmation Number: 46245307

January 26, 2018 at 9:00 am Central Time

Michael Young: Okay, perfect. And then I wanted to talk a little bit, maybe Denny if you could add some color just on the hiring and the data analytics side and the Chief Information Officer, what they’re going to be tasked with. Is this just further blocking and tackling on what you’ve already built?

Dennis Hudson: Yes. We just continue to test and learn through all of the data analytics that we have been running. I don't know if you want to maybe take that, Jeff.

Jeff Lee: It’s really much more focused on technology. We think we’ve got a lot of unique advantage with data, and so the next focus with the hiring underneath Jeff Bray is, how do we continue to drive more efficiency in the way our business operates through the better and smarter use of technology. So, that’s what her focus areas are going to be on, which in my mind is really taking advantage of all the analytical ability we have to help make our company a lot more efficient than it is today.

Dennis Hudson: Yes, we will be working quite a bit on a number of issues surrounding the customer experience to smooth out some of the processes that we have, and we’re excited about that. I would say also that our work around cross-sell and other ways that we contact our customers, take the insights that we have and deliver that information to our people who are spending more time with our customers, both on the phone and face-to-face, continues to drive a nice revenue lift for us, and we’re really excited about that.

I think as we look ahead over the next 18 months or so, it’s important that we continue to simplify and smooth out the customer experience, because we have ambitions to further scale many of the marketing activities for higher growth, so that’ s a key component.

I would just say that, the Tax Act gives us the opportunity to think about the timing of some of the investments that need to be made over the next years. And that’s what Chuck, I think was talking about earlier, as we begin to consider the possibility of pulling some of those investments forward in a way that also make certain that we balance that with current earnings.

Confirmation Number: 46245307

January 26, 2018 at 9:00 am Central Time

Michael Young: Okay. And I think back at Investor Day you guys had laid out plans to institute a card offering. Any update on whether or not that’s moving forward or when we might see some benefits in the income statement from that?

Jeff Lee: We’re still evaluating the best option on that, and we’ve not come to a final decision on which route we are going to go. We are going to have an offering for sure, but we’re just evaluating what’s the best option to pursue. I think we’ll have that probably netted out as we get into Q2.

Michael Young: Okay, great. I will step back for now. Thanks.

Dennis Hudson: Thanks, Michael.

Operator: Our next question is from Steve Moss with B. Riley FBR.

Steve Moss: Good morning.

Dennis Hudson: Hi, Steve.

Steve Moss: Just wondering on loan growth, pipelines were down at the end of the quarter, but obviously up year-over-year. Should we think about loan growth being a little bit more in the latter part of the year, outside of first quarter, or pretty steady?

Confirmation Number: 46245307

January 26, 2018 at 9:00 am Central Time

Chuck Shaffer: I think the guidance we provided is low teens for full year. We’re coming into the year with some softness coming off the hurricanes, but to give you an example, a real example is our residential pipeline is up 45% from the end of the year to today. So, we’ve seen good growth in the pipelines, and we’ll see how much of that we can get closed in the first quarter, but low teens is the guidance, and, Chuck, do you want to add anything to that?

Chuck Cross: Yes. I think to add to what Chuck Shaffer said, with the additions of Palm Beach Community Bank in the fourth quarter and with NorthStar in the fourth quarter those have given us great opportunities to grow. We’ve also added, we’re on boarding some new bankers as we speak now, so definitely if we can get through the first quarter we think we will return to normal pipelines of production the rest of the year.

Dennis Hudson: We’ve had some great lift in the Tampa market. I know based on our forecast we’re going to close more loans in Tampa in the first quarter than we did all of last year in 2017. So, we’ve seen some nice pick-up in some of the new markets, it’s probably been a little slower than we would have liked in terms of the pickup, but it’s really starting to pick up now. So, we have a pretty optimistic view and are confident about the guidance we just gave.

Steve Moss: That's helpful. And then with regard to funding loan growth and the earning asset mix, just kind of thinking about how should we think about securities, balances, and perhaps if deposit growth lags will that be funding loan growth?

Chuck Shaffer: Sure. We’re going to make about $100 million of investments in securities during the first quarter and then probably from that point forward led that amortize down, and with the loan to deposit ratio it’s 83% starting the year is plenty of room to fund loan growth as we move through the year, particularly with the guidance around sort of low-teen loan growth and 6% deposit growth.

Confirmation Number: 46245307

January 26, 2018 at 9:00 am Central Time

You see in the fourth quarter we had fairly strong deposit growth in the quarter and feel confident going into next year we can continue to do that. That helped support the net interest margin as the securities book burns down over the year and the loan book grows and we move through the loan deposit ratio, the net interest margins will improve.

Steve Moss: Alright, well thank you very much.

Chuck Shaffer: Thanks, Steve.

Operator: Our next question is from David Feaster with Raymond James.

David Feaster: Hi. Good morning, guys.

Chuck Shaffer: Hi, David.

David Feaster: So, we talked before about being able to expand the NIM, exclusive of additional rate hikes given new loan yields that were accretive to current yields, but it sounds like that’s somewhat mitigated today. Is that more a function of just rising deposit costs, or has loan pricing been under pressure and just not as accretive given competition?

Chuck Shaffer: Yes, I would jump in there and give you an example. Our add-on rate for new originations in the fourth quarter was up to 4.51%, and it continues to climb each quarter throughout the year. I think NIM, even on a flat rate basis, will improve as the securities mix declines is a percentage of earning assets and loans growth is a percentage of earnings assets.

Confirmation Number: 46245307

January 26, 2018 at 9:00 am Central Time

I think the quarter was impacted by when loans got booked. As you can imagine, there was significant delays on when customers could get things closed during the quarter, and so when you look at sort of a quarter-over-quarter basis that had more of an impact then I think we expected given the hurricanes. But moving forward, I think there is support for NIM expansion, particularly if we get any increase in rates, which right now we’re modeling to.

David Feaster: Okay, that’s helpful. And with NorthStar and Palm Beach now closed, could you just talk about your appetite for M&A from here, you know the size range and region you’re looking in and how conversations are going?

Dennis Hudson: Yes, it's still an issue that we’re looking at and we see opportunities out in the market. We remain focused on some of the deeper metro areas obviously, where we think there is opportunity to continue to build scale profitably and so we’re still out there and we see opportunities.

David Feaster: Okay. Last one from me. You talked about your lowest construction in CRE levels, which is a strategic advantage for you guys and somewhat unique for a Florida Bank, given the nature of the economy here. Could you just talk about your appetite for new CRE credits and your willingness to drive this up somewhat, or do risk adjusted returns not meet your thresholds or are you just simply managing concentrations?

Dennis Hudson: I’ll just poke in here and say that we have established very important guardrails around where we get our growth, and again I keep taking it back to balance. We’ll continue to grow the CRE book a little bit. As the entire portfolio grows we’re not anticipating any effort to push up that ratio particularly in the near-term. I think where you’ve seen it grow recently has been through the acquisition work we’ve done with higher CRE concentrations, but still super low compared to just about anybody else that you find.

Confirmation Number: 46245307

January 26, 2018 at 9:00 am Central Time

I think it does provide us, though, to your point with a very strategic and important advantage. Particularly it plays well, I think, when we look at acquisitions. I think also where we have the right opportunities to grow that a little bit, we certainly would look at that as we go through time. But it’s not a key focus for us. We remain focused on building the granularity. We had some tremendous improvement in 2017 with our community banking group that grew our C&I book and small business loans very, very nicely throughout the markets, particularly focused on some of the deeper metro markets that we’ve found ourselves in over the last few years.

We’ll continue to invest in our community bank and grow the small business loans. This past year we’ve also begun to increase our momentum in SBA lending, as well as we have garnered greater relationships in those metro areas. So, really important to have the balance and to make the investments needed to grow the granularity in the loan book. We can always adjust the CRE side of things as we go through time, but the key point here is keep that granularity where it is and have a balanced approach to growth.

David Feaster: Okay. That’s great color. Thank you.

Dennis Hudson: Thank you, David.

Operator: The next question is from Jeff Cantwell with Guggenheim Securities.

Jeff Cantwell: Hi, good morning.

Chuck Shaffer: Hi, Jeff.

Confirmation Number: 46245307

January 26, 2018 at 9:00 am Central Time

Jeff Cantwell: Hi, thanks for taking my question. I really appreciate all the color you’ve already given on the quarter and the outlook, so I’ll just ask one.

One of the things you discussed in your prepared remarks and also in the Q&A, it sounds like a nice windfall from tax reform for you guys, obviously something others have been talking about across the space is either increasing investment to ensure buybacks et cetera. So, I wanted to try asking you in a different way which is - would you be able to expand a little bit for us on the priority list? In other words, I’m asking, are you planning on being opportunistic with your share buyback, maybe here, for example? I understand it’s very early days, but would appreciate any color you can give us on your thinking and how you see the tax savings being utilized.

Chuck Shaffer: Thanks, Jeff. Thanks for the question. I think from an operating expense perspective, and we will talk more about this as we move forward, but it will be primarily focused on things that are going to support growth, and that’s where the investments will head towards again, the latter part of this year.

On the capital side, I think there’s still, as Denny mentioned, opportunities in the M&A environment and so keeping our capital fresh is probably the appropriate approach. But as we move forward kind of the Tax Act does bring forward a discussion around capital strategy and we will begin to have that with our board in the coming quarters as we move through the year.

Dennis Hudson: We think it’s important to stay focused on growth, but profitable growth. So we’re looking at the return characteristics and paybacks and so forth on a variety of things that we see happening over the next few years, particularly items that are supporting our go forward plan to achieve our goals in 2020. We will continue to look at those and make investments where we think it’s the right.

Confirmation Number: 46245307

January 26, 2018 at 9:00 am Central Time

I think Chuck is absolutely right, a huge opportunity I think still out there is M&A and having the capital flexibility, I think that is afforded with the Tax Act really can be helpful in that arena as well. I hope that helps.

Jeff Cantwell: Great. Yes, thanks. I appreciate all the color.

Chuck Shaffer: Thanks Jeff.

Operator: The next question is from Nancy Bush with NAB Research.

Nancy Bush: Good morning. If you could just give us a little color on sort of the tail that comes with a Hurricane and how long do the effects go on? What has been your historical experience and sort of when you get this all behind you?

Dennis Hudson: This hurricane didn’t have much of a direct negative impact to customers in the market, although we had a little bit of that as you saw. This one, I think the difference here is it was so widespread, it affected just about every market in the State of Florida, and so the effects were frankly even though it wasn’t a deadly, if you will, particularly deadly storm, the effects where more widespread than anything we’ve frankly experienced. And so, I think the tail has gone now, to be direct. I think we’re back in business now, but it lingered I would say couple or two or three months longer than we would have expected.

Just to give you a for instance, our entire residential pipeline, for example, had to be re-examined, and we had to do re-inspections of every single property that was in an affected area, and the entire state just about was in an affected area. So that alone slowed up closings in a significant way. Our customers were distracted for a good 60 days, I would say, and perhaps it took them another 30 days to take a break and then we kind of hit the holidays.

Confirmation Number: 46245307

January 26, 2018 at 9:00 am Central Time

So, it was kind of an unusual confluence of events, weather events combined with holidays that impacted us. The key point, the tail’s gone and the lingering effects were bigger than we expected when we last talked.

Nancy Bush: So, the biggest lingering impact though is the Keys, that area still, and you’re not there.

Dennis Hudson: Yes. And there, they had very negative impacts, it was very destructive, particularly in the middle Keys. We have almost no exposure down there, at all, and for us it wasn't like this big negative destructive impact, it was more a distractive impact.

Nancy Bush: That’s a good description, thank you. Secondly, retail deposit competition in your markets, if you could just speak to that and what your beta expectations are right now and whether those have been evolving over the last few months.

Chuck Shaffer: Yes, I would say in the retail markets they are still almost zero deposit pressure, that’s where we are focused in retail and small business. We don't see a lot of deposit pricing pressure there. As I mentioned earlier, kind of in the wholesale or public fund market there’s certainly deposit pressure, but on the retail side, which we primarily on the retail and small business side compete against the national banks and there’s really no pressure from rates from those organizations.

Nancy Bush: So, no change in beta?

Chuck Shaffer: No.

Confirmation Number: 46245307

January 26, 2018 at 9:00 am Central Time

Nancy Bush: Okay.

Dennis Hudson: We’ve been, for years, steadfastly focused on driving core growth, core relationships through operating relationships and that’s where we stay focused. It puts us in good stead in a period like this where you begin to see potentially some rate moment over the next year and we think we’re in great shape.

Nancy Bush: Alright. Thank you.

Dennis Hudson: Thanks, Nancy.

Operator: We have no further questions at this time. I’d like to turn the call back to Mr. Dennis Hudson for closing remarks.

Dennis Hudson: I’d like to thank everybody for attending today. We look forward to talking with you again following the first quarter.

Operator: Thank you, ladies and gentlemen. This concludes today's conference. Thank you for participating. You may now disconnect.